EXHIBIT 99

CONTACTS:

Media Inquiries
Cheryl Kilborn
(248) 435-7907
                                                                          cheryl.kilborn@meritor.com

Investor Inquiries
Carl Anderson
(248) 435-1588
carl.anderson@meritor.com

Meritor Names Paul Bialy Vice President, Controller
and Principal Accounting Officer

TROY, Mich. (Nov. 10, 2015)  ̶  Meritor, Inc. (NYSE: MTOR) today announced the appointment of Paul Bialy as vice president, controller and principal accounting officer, effective Dec. 1, 2015.
In this role, Bialy has responsibility for external reporting, corporate accounting and global tax. He will continue to report to Kevin Nowlan, senior vice president and chief financial officer. Since 2013, Bialy has served as senior director and controller.
“Paul has brought significant value to the team as a leader in the Finance organization,” said Kevin Nowlan, senior vice president and chief financial officer. “This promotion recognizes his many contributions to Meritor.”
Bialy joined Meritor in 2008 as finance director, Pricing and Product Finance. He was senior director, Global Tax from 2011 until 2013. Before Meritor, he was senior manager, Financial Planning and Analysis, and manager, Corporate Accounting and Reporting for General Motors Acceptance Corporation (GMAC). He also served as finance director, Marketing and Advertising Strategy, and manager, Corporate Accounting for Kmart Corporation. Prior to Kmart, he held various positions at Ernst & Young, LLP, achieving the level of audit manager.
Bialy earned a bachelor of arts in accounting from Michigan State University and a master of science in taxation from Walsh College.

About Meritor
Meritor, Inc. is a leading global supplier of drivetrain, mobility, braking and aftermarket solutions for commercial vehicle and industrial markets. With more than a 100-year legacy of providing innovative products that offer superior performance, efficiency and reliability, the company serves commercial truck, trailer, off-highway, defense, specialty and aftermarket customers around the world. Meritor is based in Troy, Michigan, United States, and is made up of more than 9,000 diverse employees who apply their knowledge and skills in manufacturing facilities, engineering centers, joint ventures, distribution centers and global offices in 18 countries. Common stock is traded on the New York Stock Exchange under the ticker symbol MTOR. For important information, visit the company's website at meritor.com.

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